Exhibit 99.1

BEAR ISLAND PAPER COMPANY, L.L.C.

80 FIELD POINT ROAD

GREENWICH, CT. 06830

PRESS RELEASE – 1st QUARTER 2004

Greenwich, Connecticut, April 28, 2004 – Bear Island Paper Company, L.L.C., a wholly owned subsidiary of Brant-Allen Industries, Inc., today reported a net loss of $ 2,890,000 for the first quarter ended March 31, 2004, compared to a net loss of $ 5,143,000 for the first quarter of 2003. Income (Loss) from operations for the first quarter of 2004 and 2003 was $ 585,000 and $ (1,999,000), respectively. Gross sales for the three months ended March 31, 2004 and 2003 were $28,462,000 and $25,085,000, respectively.

The Company experienced an increase of 12% in average selling prices on volumes that remained fairly constant for the three months ended March 31, 2004 when compared to the same period in 2003. Total manufacturing costs on a per ton basis were up slightly by 2% when compared to the same period in 2003, reflecting increases in overall furnish costs.

On January 5, 2004 the Company refinanced its Term Debt Facility and its maturing Revolving Credit loan in the amount of $ 42,444,000. The new debt, composed of a term loan in the amount of $ 17,444,000 and a revolving credit loan in the amount of $ 25,000,000 matures on September 30, 2007. Concurrent with the refinancing was the write-off of debt costs in the amount of $ 122,000 which was recorded in interest expense.

Bear Island Paper Company is a producer of high quality newsprint suitable for four-color printing whose customers include leading newspaper publishers in the United States.

THE FOLLOWING TABLE COMPARES 2004 AND 2003 FOR THE THREE MONTHS PERIODS:

BEAR ISLAND PAPER COMPANY, L.L.C.

CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS OF DOLLARS)

(unaudited)

THREE MONTHS ENDED MARCH 31,
	2004	2003
GROSS SALES	$28,462	$25,085
COST OF SALES	(27,518)	(26,808)

GROSS PROFIT (LOSS)	944	(1,723)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(359)	(276)

INCOME (LOSS) FROM OPERATIONS	585	(1,999)

OTHER INCOME (DEDUCTIONS):
INTEREST EXPENSE	(3,476)	(3,147)
OTHER INCOME	1	3

NET (LOSS)	$(2,890)	$(5,143)